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As filed with the Securities and Exchange Commission on September 25, 2018

Registration No. 333-226867

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

Amendment No. 2
to
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CooTek (Cayman) Inc.
(Exact name of Registrant as specified in its charter)
 Not Applicable
(Translation of Registrant's name into English)

Cayman Islands (State or other jurisdiction of incorporation or organization)	7374 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

Building 7, No. 2007 Hongmei Road, Xuhui District
Shanghai, 201103
People's Republic of China
+86 21 6485-6352
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711
+1 302-738-6680
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Z. Julie Gao, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower, The Landmark 15 Queen's Road Central Hong Kong +852 3740-4700	Haiping Li, Esq. Skadden, Arps, Slate, Meagher & Flom LLP JingAn Kerry Centre, Tower II 46th Floor 1539 Nanjing West Road Shanghai, the People's Republic of China +86 21 6193-8200	Shuang Zhao, Esq. Cleary, Gottlieb, Steen & Hamilton LLP c/o 37th Floor, Hysan Place 500 Hennessy Road Causeway Bay, Hong Kong +852 2521-4122

Approximate date of commencement of proposed sale to the public:
as soon as practicable after the effective date of this registration statement.

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company    ☒

           If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(2)(3)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(2)(3)	Amount of registration fee(4)

Class A ordinary shares, par value US$0.00001 per share(1)	250,125,000	US$0.28	US$70,035,000	US$8,719.36

(1)
American depositary shares issuable upon deposit of Class A ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No. 333-227412). Each American depositary share represents 50 Class A ordinary shares.

(2)
Includes Class A ordinary shares that are issuable upon the exercise of the underwriters' over-allotment option. Also includes Class A ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public. These Class A ordinary shares are not being registered for the purpose of sales outside the United States.

(3)
Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933.

(4)
Previously paid.

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

†
The term "new or revised financial accounting standard" refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

 EXPLANATORY NOTE

        This Amendment No. 2 is being filed solely for the purpose of filing an exhibit to this registration statement on Form F-1, or the Registration Statement, and to amend and restate the exhibit index set forth in Part II of the Registration Statement. No changes have been made to the Registration Statement other than this explanatory note as well as revised versions of the cover page and exhibit index of the Registration Statement. This Amendment No. 2 does not contain copies of the prospectus included in the Registration Statement, which remains unchanged from Amendment No. 1 to the Registration Statement, filed on September 19, 2018.

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Cayman Islands law does not limit the extent to which a company's articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

        The seventh amended and restated articles of association that we expect to adopt which shall become effective upon the completion of this offering provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such only if they acted honestly and in good faith with a view to the best interests of our company and, in the case of criminal proceedings, only if they had no reasonable cause to believe that their conduct was unlawful.

        Pursuant to the indemnification agreements the form of which is filed as Exhibit 10.3 to this registration statement, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

        The underwriting agreement, the form of which will be filed as Exhibit 1.1 to this registration statement, will also provide for indemnification by the underwriters of us and our officers and directors for certain liabilities, including liabilities arising under the Securities Act, but only to the extent that such liabilities are caused by information relating to the underwriters furnished to us in writing expressly for use in this registration statement and certain other disclosure documents.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.    RECENT SALES OF UNREGISTERED SECURITIES.

        During the past three years, we have issued the following securities. We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

Purchaser	Date of Sale or Issuance	Number of Securities	Consideration
Chance Talent Management Limited	July 14, 2016	97,164,504	US$20.0 million
New Alliance CC Limited	July 14, 2016	48,582,252	US$10.0 million
Qiming Venture Partners II, L.P.	July 14, 2016	8,816,163	US$1.8 million
Qiming Venture Partners II-C, L.P.	July 14, 2016	771,991	US$158,904
Qiming Managing Directors Fund II, L.P.	July 14, 2016	128,296	US$26,408
SIG China Investments Master Fund III, LLLP	July 14, 2016	9,716,450	US$2.0 million
Sequoia Capital China GF Holdco III-A, Ltd.	July 14, 2016	9,716,450	US$2.0 million
Tranquility Communications Limited	August 12, 2016	48,582,252	US$10.0 million
HG Qiandao Limited	January 10, 2017	89,688,956	US$20.0 million

Item 8.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)
Exhibits

        See Exhibit Index beginning on page II-3 of this registration statement.

        The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosure that was made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of "materiality" that are different from "materiality" under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

        We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosure of material information regarding material contractual provisions is required to make the statements in this registration statement not misleading.

(b)
Financial Statement Schedules

        Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

Item 9.    UNDERTAKINGS.

        The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 CooTek (Cayman) Inc.

Exhibit Index

Exhibit Number		Description of Document
1.1		Form of Underwriting Agreement

3.1	†	Sixth Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect

3.2	†	Form of Seventh Amended and Restated Memorandum and Articles of Association of the Registrant (effective upon the completion of this offering)

4.1	†	Registrant's Specimen American Depositary Receipt (included in Exhibit 4.3)

4.2	†	Registrant's Specimen Certificate for Ordinary Shares

4.3	†	Form of Deposit Agreement, among the Registrant, the depositary and holder of the American Depositary Receipts

4.4	†	Fifth Amended and Restated Shareholders Agreement between the Registrant and other parties thereto dated January 10, 2017

5.1	†	Opinion of Maples and Calder (Hong Kong) LLP regarding the validity of the ordinary shares being registered and certain Cayman Islands tax matters

8.1	†	Opinion of Maples and Calder (Hong Kong) LLP regarding certain Cayman Islands tax matters (included in Exhibit 5.1)

8.2	†	Opinion of Junhe LLP regarding certain PRC tax matters (included in Exhibit 99.2)

10.1	†	2012 Stock Incentive Plan

10.2	†	2018 Share Incentive Plan

10.3	†	Form of Indemnification Agreement between the Registrant and its directors and executive officers

10.4	†	Form of Employment Agreement between the Registrant and its executive officers

10.5	†	Exclusive Business Cooperation Agreement between Shanghai Chule (CooTek) Information Technology Co., Ltd. and Shanghai Chubao (CooTek) Information Technology Co., Ltd dated August 6, 2012

10.6	†	Amended and Restated Exclusive Purchase Option Agreements among Shanghai Chule (CooTek) Information Technology Co., Ltd. and each shareholder of Chubao (CooTek) Information Technology Co., Ltd dated October 30, 2012

10.7	†	Amended and Restated Equity Pledge Agreements among Shanghai Chule (CooTek) Information Technology Co., Ltd. and each shareholder of Chubao (CooTek) Information Technology Co., Ltd dated October 30, 2012

10.8	†	Powers of Attorney granted by each shareholder of Chubao (CooTek) Information Technology Co., Ltd dated October 30, 2012

10.9	†	Loan Agreements between Shanghai Chule (CooTek) Information Technology Co., Ltd. and each shareholder of Shanghai Chubao (CooTek) Information Technology Co., Ltd dated August 6, 2012

Exhibit Number		Description of Document
10.10	†	The form spouse consent letter signed by each spouse of the shareholders of Shanghai Chubao (CooTek) Information Technology Co., Ltd.

10.11	†	Series D-1 Preferred Share Purchase Agreement between the Registrant and other parties dated January 10, 2017

10.12	†	The form of audience network terms between Facebook, Inc. and Facebook Ireland Limited and us

10.13	†	The form of Google DoubleClick Platform Services Terms and Conditions between Google Inc. and us

10.14	†	The form of DFP Small Business Online Standard Terms & Conditions between Google Inc. and us

10.15	†	The form of Google AdSense Online Terms of Service between Google Inc. and us

21.1	†	Subsidiaries of the Registrant

23.1	†	Consent of Deloitte Touche Tohmatsu Certified Public Accountants LLP, an independent registered public accounting firm

23.2	†	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)

23.3	†	Consent of Junhe LLP (included in Exhibit 99.2)

23.4	†	Consent of Haibing Wu

23.5	†	Consent of Jue Yao

24.1	†	Powers of Attorney (included on signature page)

99.1	†	Code of Business Conduct and Ethics of the Registrant

99.2	†	Opinion of Junhe LLP regarding certain PRC law matters

†
Previously filed.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, China, on September 25, 2018.

CooTek (Cayman) Inc.
By:	/s/ KARL KAN ZHANG
	Name:	Karl Kan Zhang
	Title:	Chairman of the Board of Directors and Chief Architect

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ KARL KAN ZHANG Karl Kan Zhang	Chairman of the Board of Directors and Chief Architect (Principal Executive Officer)	September 25, 2018
* Susan Qiaoling Li	Director and President	September 25, 2018
* Michael Jialiang Wang	Director and Chief Executive Officer	September 25, 2018
* Jim Jian Wang	Director and Chief Technology Officer	September 25, 2018
* Duane Ziping Kuang	Director	September 25, 2018
* Glen Qian Sun	Director	September 25, 2018
/s/ JEAN LIQIN ZHANG Jean Liqin Zhang	Chief Financial Officer (Principal Financial and Accounting Officer)	September 25, 2018

*By	/s/ KARL KAN ZHANG Name: Karl Kan Zhang Attorney-in-fact

 SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

        Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of CooTek (Cayman) Inc. has signed this registration statement or amendment thereto in Newark, Delaware on September 25, 2018.

Authorized U.S. Representative
By:	/s/ DONALD J. PUGLISI
	Name:	Donald J. Puglisi
	Title:	Managing Director

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EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
  Item 7. RECENT SALES OF UNREGISTERED SECURITIES.
  Item 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
  Item 9. UNDERTAKINGS.
CooTek (Cayman) Inc. Exhibit Index
SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES